EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE



                 PRG-SCHULTZ REPORTS STRONG SECOND QUARTER 2002
                                FINANCIAL RESULTS
         REVENUES OF $118.3 MILLION AND PRO-FORMA DILUTED EPS OF $0.16;
                         2002 FULL-YEAR OUTLOOK UPDATED


ATLANTA, JULY 31, 2002 - PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced financial results for the second quarter 2002 which exceeded the Company's previously provided outlook.

SECOND QUARTER 2002 FINANCIAL HIGHLIGHTS

o    Diluted EPS from continuing operations was $0.11.
o    Diluted  EPS  from  continuing   operations  excluding   non-recurring  and
     transition expenses of $0.01 and $0.04 per diluted share after-tax, respectively, was $0.16.
o    Revenues totaled $118.3 million:
          o    Revenues from Accounts Payable Services totaled $104.8 million.
          o    Revenues from Other Ancillary Services totaled $13.5 million.
o Operating Income margin was 12.4% of revenues. Excluding non-recurring and transition expenses, operating income margin was 17.9%.
o EBITDA margin was 15.7% of revenues. Excluding non-recurring and transition expenses, EBITDA margin was 21.0%.

"We are extremely pleased that the positive momentum PRG-Schultz generated as a combined company in the first quarter continued into the second quarter, as evidenced by our strong operating results," commented John Cook, chief executive officer of PRG-Schultz. "Better-than-expected revenue generation in several of our operations, primarily US Retail, enabled us to deliver financial results which exceeded the outlook provided in May. Our merger integration timetable is on schedule, and I am pleased that we are in a strong position as we enter the second half of the year."

SECOND QUARTER 2002 FINANCIAL RESULTS
Total revenues for the second quarter of 2002 totaled $118.3 million, compared to $79.2 million in the second quarter of 2001. Revenues from Accounts Payable Services and Other Ancillary Services totaled $104.8 million and $13.5 million, respectively, for the quarter, compared to $67.1 million and $12.1 million, respectively, a year ago.

Reported earnings from continuing operations for the second quarter of 2002 were $7.8 million, or $0.11 per diluted share, compared to $1.1 million, or $0.02 per diluted share, in the second quarter of 2001.

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As required under generally accepted accounting  principles,  after-tax interest
and  amortization  expense  related  to  the  Company's   convertible  notes  of
approximately $1.0 million and $2.1 million, respectively, for the second quarter and first six months of 2002 has been added back to earnings from continuing operations for the purpose of calculating diluted earnings per share. Correspondingly, the approximately 16.1 million common shares into which the convertible notes can be exchanged have been added to the diluted share count for both the second quarter and first six months of 2002.

Operating income (EBIT) totaled $14.7 million, or 12.4 percent of revenues, compared to $4.6 million, or 5.8 percent of revenues, in the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $18.5 million, or 15.7 percent of revenues, compared to $10.0 million, or 12.6 percent of revenues in the second quarter of 2001.

Excluding non-recurring expenses of $1.1 million, or $0.01 per diluted share after-tax, earnings from continuing operations for the second quarter of 2002 were $8.5 million, or $0.12 per diluted share. The analysts' consensus estimate as published on July 30, 2002 by First Call, which also excluded non-recurring charges, was $0.10 per diluted share. Excluding these non-recurring expenses, and also excluding transition expenses of $5.5 million, or $0.04 per diluted share after-tax, earnings from continuing operations for the second quarter of 2002 were $12.0 million, or $0.16 per diluted share. Excluding both non-recurring and transition expenses, operating income totaled $21.2 million, or 17.9 percent of revenues and EBITDA totaled $24.9 million or 21.0 percent of revenues.

Schedules 3 and 4 provide summary financial results from continuing operations for the second quarter and first six months of 2002 and 2001 by operating segment on both a reported and pro-forma basis.

FIRST SIX MONTHS 2002 FINANCIAL RESULTS
Total revenues for the first six months of 2002 totaled $228.6 million, compared to $153.0 million in the first six months of 2001. Revenues from Accounts Payable Services and Other Ancillary Services totaled $202.4 million and $26.2 million, respectively, compared to $124.7 million and $28.3 million, respectively, a year ago.

Reported earnings from continuing operations before the cumulative effect of an accounting change (see "New Accounting Pronouncement" below) for the first six months of 2002 were $13.2 million or $0.19 per diluted share, compared to $1.3 million, or $0.03 per diluted share, in the first six months of 2001.

New Accounting Pronouncement
Effective January 1, 2002, the Company implemented SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 requires that an intangible asset with a finite life be amortized over its useful life and that an intangible asset with an infinite life and goodwill not be amortized but evaluated for impairment.

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Accordingly,  results for the second quarter and first six months of 2002 do not
include  any  goodwill  amortization.  For  purposes  of  comparison,   goodwill
amortization expense totaled $2.4 million, or $0.03 per diluted share after-tax, in the second quarter of 2001 and $4.7 million, or $0.07 per diluted share after-tax, for the first six months of 2001.

SFAS 142 also provides for mandatory transitional impairment testing of the Company's recorded goodwill balances as they existed on January 1, 2002, using a prescribed and complex testing methodology. As of January 1, 2002, the Company had a consolidated goodwill asset of $196.8 million, consisting of $160.2 million relating to the Accounts Payable Services segment and $36.6 million relating to the Other Ancillary Services segment. The Company previously reported in its first quarter earnings release and Form 10-Q that, based on preliminary indications at the time, it believed it possible that goodwill pertaining to the Other Ancillary Services Segment may have been impaired as of January 1, 2002 under the provisions of SFAS 142. The Company and its advisors have since completed the required transitional testing and have determined that $28.3 million of goodwill pertaining to the Other Ancillary Services Segment was impaired as of January 1, 2002. In accordance with generally accepted accounting principles, this non-cash impairment charge in the amount of $17.2 million on an after-tax basis has been recorded as a cumulative effect of a change in accounting principle, retroactive to January 1, 2002.

CASH FLOW, DSO'S AND CAPITAL EXPENDITURES
Net cash from operating activities for the three months ended June 30, 2002 was approximately $8.0 million, prior to a one-time payment of approximately $7.4 million of obligations owed to former HS&A independent contractor associates resulting from pre-merger revisions made to their contractual compensation agreements. Including this payment, reported net cash from operating activities for the second quarter was $0.6 million, compared to $2.1 million in 2001.

Company-wide, Days Sales Outstanding (DSO's) for the second quarter of 2002 stood at 52 days, compared to 67 days a year ago. DSO's for Accounts Payable Services were 57 days, compared to 68 days a year ago. Company-wide DSO's were lower than those for Accounts Payable Services, as two of the three business units which comprise the Other Ancillary Services reporting segment are on the cash-basis of revenue recognition in accordance with Securities and Exchange Commission guidance.

Capital expenditures totaled approximately $9.0 million for the second quarter of 2002 and $14.6 million year-to-date. The Company anticipates total capital expenditures of approximately $20.0 million in 2002.


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2002 OUTLOOK
The Company today updated its outlook for the full-year 2002 and provided its outlook for the third and fourth quarters of 2002. The Company expects revenues, earnings per diluted share from continuing operations, non-recurring and transition expenses, and resulting pro-forma earnings per diluted share from continuing operations to approximate the amounts set forth in the table below:



----------------------------------------------------------------------------------------------

COMPANY OUTLOOK:                Q3 2002                 Q4 2002                 FULL YEAR 2002
----------------------------------------------------------------------------------------------

Accounts Payable
Revenues                        $107 million            $115 million            $425 million
----------------------------------------------------------------------------------------------

Other Ancillary Services
Revenues                        $ 13 million            $ 13 million            $ 52 million
----------------------------------------------------------------------------------------------

Total Revenues                  $120 million            $128 million            $477 million
----------------------------------------------------------------------------------------------

Diluted EPS                            $0.13                   $0.15                   $0.47
----------------------------------------------------------------------------------------------

Non-Recurring Expenses                 $0.01                   $0.05                   $0.08
----------------------------------------------------------------------------------------------

Transition Expenses                    $0.03                   $0.02                   $0.15
----------------------------------------------------------------------------------------------

Pro-Forma Diluted EPS                  $0.17                   $0.22                   $0.70
----------------------------------------------------------------------------------------------
Note:  Full-year diluted EPS and pro-forma diluted EPS exclude cumulative effect of accounting change of $(0.28).


Non-recurring expenses currently estimated at up to $10.0 million (or approximately $0.08 per diluted share after-tax) consist of one-time charges related to realignment and integration activities and include primarily severance and costs associated with the elimination of duplicate facilities and facilities relocation. Transition expenses, which represent costs in the process of being eliminated over the course of the year, are now currently estimated at up to $20.0 million (or approximately $0.15 per diluted share after-tax) and relate primarily to centralization of IT, employment of duplicate personnel for a transition period, and professional services related to integration execution. This anticipated increase from the previous estimate of up to $18.0 million, or $0.14 per diluted share after-tax, is due primarily to higher-than-expected fees for legal services related to integration activities.

CONFERENCE CALL AND WEBCAST INFORMATION
PRG-Schultz will hold a conference call today, July 31, 2002 at 10 a.m. EDT. Listeners in the U.S. and Canada should dial 800.374.0518 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 706.643.1837. To access the conference call, provide the leader's name 'John Cook', reference the Company, and provide the passcode 'PRGX.'

The teleconference will also be audiocast on the Internet at www.prgx.com. Microsoft Windows Media Player is required to access the audiocast and can be downloaded from www.microsoft.com/windows/mediaplayer.



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ABOUT PRG-SCHULTZ INTERNATIONAL, INC.
Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.


FORWARD LOOKING STATEMENTS
Statements made in this news release which look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) we may not be able to successfully integrate Howard Schultz and Associates (HS&A) and achieve the planned post-acquisition synergy cost savings due to unexpected costs, loss of former HS&A auditors and other personnel, loss of revenue with respect to shared clients and other reasons,
(ii) if the current economic slowdown continues, our clients may not return to previous purchasing levels, and as a result we may be unable to recognize anticipated revenues, (iii) the bankruptcy of any of our larger clients, including without limitation, potential negative effects of the recent Kmart bankruptcy filing could impair then-existing accounts receivable and reduce expected future revenues from such clients, (iv) since the businesses comprising the other ancillary services segment were operated prior to January 24, 2002 primarily  for the  purpose  of  preparing  them  for  sale,  they  may  require additional time and effort of Company executives and additional Company resources to help them achieve desired profitability and may distract management from its focus on the Company's core accounts payable business, and there is no guaranty that the Company can operate these businesses efficiently and profitably, (v) the previously announced intention to dispose of the discontinued operations has in some instances resulted in the loss of key personnel and diminished operating results in such operations which may be difficult to reverse going forward, (vi) we may not achieve anticipated expense savings, (vii) our past and future investments in technology and e-commerce may not benefit our business, (viii) our accounts payable businesses may not grow as expected, and we may not be able to increase the number of clients utilizing broad-scope audits, and (ix) our international expansion may prove unprofitable. Other risks and uncertainties that may affect our business include (i) our ability to effectively manage our business during our business integration with HS&A, (ii) the possibility of an adverse judgment in pending securities litigation, (iii) potential timing issues that could delay revenue recognition,
(iv) future weakness in the currencies of countries in which we transact business, (v) changes in economic cycles, (vi) competition from other companies,
(vii) changes in governmental regulations applicable to us, and other risk factors detailed in our Securities and Exchange Commission filings, including

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the Company's Form 10-Q as filed with the Securities and Exchange  Commission on
May 14, 2002. The Company disclaims any obligation or duty to update or modify these forward-looking statements.




                                      # # #




CONTACTS:
        INVESTOR CONTACT:                       MEDIA & CLIENT CONTACT:
        Leslie H. Kratcoski                     Michelle B. Duncan
        Investor Relations                      Corporate Communications
(770) 779-3099




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